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                                                                 EXHIBIT 10-v(i)



                                  AGREEMENT

                This Agreement ("Agreement") is made this 14th day of July, 1997, between Bindley Western Industries, Inc., an Indiana corporation ("B-W"), and Eaton & Lauth Real Estate Services, Inc., an Indiana corporation ("E&L"), for the purchase of real estate and the complete development, design and construction of College Park Plaza Office Building, Purdue Road, Indianapolis, Indiana (the "Project"). The real estate to be sold and on which the Project is to be constructed (the "Real Estate") consists of a tract of land of approximately 10.21 acres and is more particularly described in the attached Exhibit A. B-W and E&L agree as set forth below:

                                  ARTICLE 1

                                   General

1.1 E&L accepts the relationship of trust and confidence established between it and B-W by this Agreement. E&L agrees (i) to furnish all developmental, architectural, engineering and construction services necessary to develop and design the Project and complete the Work in a good and workmanlike manner, (ii) to furnish efficient business administration and superintendents, and (iii) to use its best efforts to complete the Project in the best and soundest way and in the most expeditious and economical manner consistent with the interests of B-W. E&L will act as general contractor for the Project.

1.1 Definitions. The Project is the total construction to be designed and constructed of which the Work is a part. The Work comprises the completed construction of a commercial office building containing approximately 180,000 square feet to be designed in accordance with the outline specifications, renderings and floor plans attached as Exhibit B and includes (without limitation) all labor necessary to produce such construction and all materials and equipment incorporated or to be incorporated in such construction.

                                  ARTICLE 2

                             Sale of Real Estate

1.1 B-W shall have fifteen (15) days from the date of this Agreement (the "Due Diligence Period") to conduct any due diligence investigation that B-W desires with respect to the Real Estate. E&L has provided B-W with a preliminary ALTA title insurance commitment issued by Commonwealth Land Title Insurance Company (the "Title Company") as Commitment No. 97M 15246, dated April 15, 1997 and a minimum standard ALTA survey, prepared by Paul I. Cripe, Inc. and dated June 25, 1997 for the Real Estate. Within ten (10) days of the date of this Agreement, E&L shall provide B-W a current environmental assessment report relating to the Real Estate, an update of such report and a letter from the environmental assessment firm authorizing B-W's reliance on the report, as updated. In addition, E&L shall cooperate with B-W in any additional due diligence sought by B-W.


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2.1                     If B-W shall be dissatisfied with the results of its
due diligence, as determined by B-W in its sole discretion, B-W may terminate this Agreement by written notice to E&L mailed to E&L on or before the last day of the Due Diligence Period. In the event of such termination, neither party shall have any further liability hereunder.

2.1                     E&L covenants and warrants as follows:

2.1.1                           To the best of E&L's knowledge, the Real Estate
              is in compliance with all applicable statutes, orders, regulations, rules, covenants and restrictions including, but not limited to, federal, state or local regulations or laws pertaining to pollution or zoning, and no material capital expenditures will be required for compliance with any such regulations or laws currently in force.

2.1.1                           To the best of E&L's knowledge, there are not
              presently pending or threatened any litigation, action, investigation, special assessments or condemnation actions affecting the Real Estate or any part thereof, nor has E&L received any notice of any of the foregoing being contemplated.

2.1.1                           This Agreement and all other documents
              delivered or to be delivered by E&L have been or will be duly authorized and executed and delivered by E&L, and are legal, valid and binding obligations of E&L, are enforceable in accordance with their respective terms, and do not violate any provisions of any agreement to which E&L is a party.

2.1.1                           There are no contracts, licenses, commitments,
              or undertakings respecting maintenance of the Real Estate or the performance of services on the Real Estate, or the use of the Real Estate or any part thereof, except as may be disclosed in the title commitment delivered to B-W pursuant to Paragraph 2.1.

2.1.1                           E&L has not received any notification from any
              governmental agency, authority or instrumentality of any pending or threatened assessments on or against the Real Estate.

2.1.1                           To the best of E&L's knowledge, there are no
              fuel, chemical or other storage tanks located on the Real Estate.

2.1.1                           To the best of E&L's knowledge, the Real
              Estate has not been used for the treatment, storage or disposal of or otherwise contaminated by any toxic, hazardous or special wastes, substances, materials, constituents, pollutants or contaminants (as defined by federal, state or local laws, statutes, ordinances, rules or regulations).



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2.1.1                           To the best of E&L's knowledge, no claim,
              action, suit, or proceeding relating to the Real Estate or the transaction contemplated by this Agreement is pending or, to the best of E&L's knowledge, threatened against E&L or the Real Estate before any court or other governmental authority or arbitration tribunal, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting E&L, to the best of E&L's knowledge, the Real Estate, or the transaction contemplated by this Agreement.

2.1.1                           To the best of E&L's knowledge, no portion of
              the Real Estate is a "wetlands" or in a flood plain for purposes of any applicable law, rule, regulation, or ordinance.

2.1.1                           To the best of E&L's knowledge, there are no
              parties in possession of any portion of the Real Estate, whether as lessees, tenants at sufferance, trespassers, or otherwise.

2.1.1                           To the best of E&L's knowledge, there are no
              changes pending in any applicable laws, ordinances or restrictions, or any judicial or administrative action, or any action by adjacent land owners, which would prevent, limit or impede the use of the Real Estate for the purposes contemplated by B-W.

                To the best of E&L's knowledge shall mean the actual knowledge of Robert L. Lauth, Jr., Gregory C. Gurnik, Jack Hogan, Robert Rydell or Steve Catts without having undertaken any special investigation for B-W.

2.1 In the event B-W shall not terminate this Agreement as provided in Paragraph 2.2, E&L shall transfer to B-W the Real Estate at the time the First Installment of the Lump Sum Price, Two Million Nine Hundred Twenty Nine Thousand Dollars ($2,929,000), is payable under Article 9. At such time, E&L shall deliver, or cause to be delivered, the following:

2.1.1                           A duly executed special warranty deed conveying
              to B-W marketable fee simple title to the Real Estate free and clear of any and all liens, encumbrances, easements, restrictions, covenants, except the lien for nondelinquent real estate taxes and other matters, if any, disclosed in the title commitment to which B-W has not objected in writing during the Due Diligence Period.

2.1.1                           A duly executed vendor's affidavit in form and
              substance satisfactory to B-W and the Title Company.

2.1.1                           A duly executed non foreign entity affidavit in
              form and substance satisfactory to B-W and the Title Company.


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2.1.1                           A certification executed by E&L certifying that
              all representations and warranties of E&L set out above are true and correct at the time of the transfer.

2.1.1                           Such corporate resolutions, certificate of good
              standing and/or other evidence of authority as B-W and the Title Company may reasonably request.

2.1.1                           The disclosure document required by the Indiana
              Responsible Property Transfer Law, if applicable.

2.1.1                           An owner's policy of title insurance in the
              full amount of the Lump Sum Price and the Tenant Build Out Allowance, subject only to the exceptions contained in the deed.

2.1.1                           A disclosure of sales information form properly
              executed by E&L.

2.1 If E&L fails to deliver the items specified in Paragraph 2.4 above, B-W may terminate this Agreement by written notice to E&L. In the event of such termination, all amounts previously paid to E&L by B-W shall be immediately refunded to B-W, and neither party shall have any further liability hereunder.

2.1 At the time of transfer, possession of the Real Estate shall be delivered to B-W free and clear of all rights and claims of any other party to the possession, use or control of the Real Estate, except as set forth in this Agreement.

                                  ARTICLE 3

                            E&L's Responsibility

2.1                     Responsibilities with respect to design work

3.1.1                           For the design work, E&L shall utilize the
              services of competent design professional subcontractors to assure that the Work, as designed, will meet all applicable laws, ordinances, codes and regulations, the usual design wind loads, roof loads and other criteria utilized in the locale of the Project, and B-W's requirements of function and quality.
              Any design, engineering, architectural or other professional service to be performed hereunder which requires personnel licensed under the laws of the State of Indiana will be performed by such licensed personnel. Any design, engineering, architectural or other professional service under this Agreement shall be provided in conformity with the standards of reasonable care and skill of the profession for services of the type provided.


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3.1.1                           E&L shall provide for the Project and the
              parking lot(s) and roadways serving the Project all architectural services; landscape architectural services; structural, mechanical (including heating, ventilating and air conditioning), electrical, plumbing and civil engineering services; fire and building code consultant services; and all interior and exterior design services.

3.1.1                           E&L shall prepare, at intervals to permit
              construction in accordance with the terms of this Agreement, for B-W's approval, drawings and specifications setting forth the requirements for the construction of the Work in customary detail sufficient to enable subcontractors and suppliers to bid their respective portions of the Work and workmen of ordinary skill to construct the Work. E&L warrants that the drawings and specifications ultimately submitted to B-W for its approval shall provide a facility which will be fit for the purposes intended, comply with all applicable laws and codes, and meet B-W's requirements of function and quality. Upon B-W's approval, each of the drawings and specifications shall be attached hereto as Exhibit C and shall be referred to hereinafter as the "Drawings and Specifications."

3.1.1                           E&L shall prepare and submit for B-W's approval
              an estimated progress schedule for the Project as soon as the Agreement is executed. This schedule shall indicate the estimated amount of the itemized progress of the Project as well as the dates for the starting and completion of the various stages of the design and construction. Without prejudice to Paragraph 6.1, it shall be revised as required by the conditions of the Work. E&L shall issue to B-W monthly such progress schedule updated for B-W's review.

3.1.1                           E&L shall prepare all documents required for
              approvals of governmental authorities having jurisdiction over the Project.

3.1.1                           E&L shall prepare renderings and one model for
              B-W's use.

3.1.1                           E&L shall document all changes in the Drawings
              and Specifications made during the course of the Work and prepare a complete set of as built drawings at the completion of the Work.

3.1.1                           Notwithstanding the foregoing, it is agreed
              that design services for build out of the non public usable areas of the building ("Tenant Build Out") in the building will not be performed during the building design. Design services for Tenant Build Out will be provided from time to time at the request of B-W. However, when performed, such



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              services will be provided, to the extent appropriate, in
              conformity with the requirements of this Paragraph 3.1 and the remainder of this Agreement.

3.1                     Responsibilities with respect to Construction

3.1.1                           Construction of each portion of the Work shall
              commence upon B-W's approval of the Drawings and Specifications.

3.1.1                           E&L shall provide and pay for all construction
              supervision, inspection, labor, materials, tools, construction equipment, subcontracted items, taxes, fees, insurance and all other items and services necessary for the execution and completion of the Project in a good and workmanlike manner and in accordance with the Drawings and Specifications.

3.1.1                           E&L shall pay all sales, use, gross receipts
              and other taxes related to the construction of the Project which have been legally enacted at the time of execution of this Agreement.

3.1.1                           E&L shall at all times keep the Project site
              free from the accumulation of waste materials or rubbish caused by its operations. At the completion of the Work, E&L shall remove all waste material and rubbish from and around the Project site as well as all tools, construction equipment, machinery and surplus materials, including surplus soil.

3.1.1                           E&L shall give all notices and comply with all
              laws, codes, ordinances, rules, regulations or orders which govern the proper execution of the Work. E&L shall obtain all permits and approvals of governmental authorities having jurisdiction over the Project. E&L shall correct, at its expense, Work which does not comply with the above mentioned laws, codes, etc.

3.1.1                           E&L shall take necessary precautions for the
              safety of all who are providing material or labor for the completion of the Work, and shall comply with all applicable provisions of federal, state and municipal safety laws to prevent accidents or injury to persons on, about or adjacent to the job site. E&L shall erect and properly maintain, at all times, as required by the conditions and progress of the Work, necessary safeguards for the protection of workmen and the public.

3.1.1                           E&L shall keep and provide to B-W such full and
              detailed accounts, including evidence of payment of all sales, use, gross receipts and other taxes related to the construction of the Project, as may be necessary for proper financial management under this Agreement.



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3.1.1                           E&L shall, with due dispatch, prepare and
              submit to B-W such data and information as may be requested from time to time by B-W in connection with the construction of the Project.

3.1.1                           E&L shall provide and pay for all coordination,
              supervision, inspection, labor, materials, construction equipment, tools, subcontract items, transportation, temporary buildings or facilities, taxes, fees, insurance and other items of services which are necessary for the execution and completion of the Work in a good and workmanlike manner and in accordance with the Drawings and Specifications.

3.1.1                           All portions of the Work shall be performed by
              subcontractors under subcontracts between E&L and the subcontractors. E&L shall be responsible for all construction means, methods, techniques, sequences and procedures, whether the Work is performed by E&L's own forces or by subcontractors.

3.1.1                           All personnel and subcontractors used by E&L in
              the performance of the Work shall be qualified by training and experience to perform their assigned portion of the Work.

3.1.1                           E&L shall maintain or cause to be maintained a
              competent staff at the Project site as necessary to coordinate, supervise and direct the progress of the Work. E&L's Project Manager with overall responsibility for the Work is William Spitler. No change of such Project Manager shall be made without prior written notice to B-W.

3.1.1                           E&L shall prepare or cause to be prepared, as
              part of the Work, all shop drawings and other detail drawings not made as part of the Drawings and Specifications which are required in the performance of E&L's obligation hereunder.

3.1.1                           E&L shall maintain current records of all Change
              Orders, Drawings and Specifications, shop drawings, product data, samples, applicable handbooks, federal, commercial and technical standards and specifications, maintenance and operating manuals and instructions, and other contract related documents, including all revisions. E&L shall provide all representatives of B-W full access to such records and to the Work during the progress of the Work so that B W may verify that E&L is fully complying with this Agreement. At the completion of the Work, E&L shall deliver all such records to B-W. E&L shall not be required to provide copies of subcontracts or purchase orders to B-W.



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3.1.1                           E&L shall, with B-W's maintenance personnel,
              direct the checkout of utilities, operations systems and equipment for readiness and assist in their initial startup and testing.

3.1.1                           Notwithstanding anything implied or expressed
              to the contrary, it is agreed that construction services for Tenant Build Out shall not necessarily be performed during the Building Construction. Construction services for Tenant Build Out will be provided from time to time at the request of B-W. However, when performed, such services will be provided in conformity with the requirements of this Paragraph 3.2 and the remainder of this Agreement, to the extent appropriate.

3.1.1                           During the performance of this Agreement, E&L,
              on behalf of B-W (a government contractor), agrees that the applicable provisions of federal law with respect to Utilization of Small Business Concerns and Small Disadvantaged Business Concerns shall apply to all subcontractor and supplier bids and to provide B-W with a fully completed Certification for Small Business form (Exhibit D) for each such bidder contacted by E&L.

3.1                     Royalties and Patents

3.1.1                           E&L shall pay all royalties and license fees in
              connection with the Project. E&L shall defend all suits or claims for infringement of any patent rights and shall save B-W, its agents, employees or anyone else acting for or on behalf of any of them harmless from loss, damage, liability, costs and expenses (including attorneys' and paralegals' fees) on account thereof.

3.1.1                           All Drawings and Specifications issued by,
              submitted to or approved by B-W for this Project shall be the property of B-W and shall belong to B-W, provided that such Drawings and Specifications shall be used only in connection with the Project. E&L shall indemnify, hold harmless and defend, at its expense, B-W, its agents, employees and anyone acting for or on behalf of any of them from all claims, suits or actions of any nature whatsoever and all loss, damage, liability, costs and expenses (including attorneys' and paralegals' fees) which arise out of or are connected with or are alleged to arise out of or be connected with rights or claims of rights in such Drawings or Specifications or the use or adoption of any design, drawings or specifications.

3.1                     Warranties and Completion

3.1.1                           E&L warrants to B-W that all the materials and
              equipment furnished under this Agreement shall be new, unless otherwise


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





              specified, and that all Work will be of good quality, free from improper workmanship and defective materials and in conformance with this Agreement.

3.1.1                           E&L shall secure required certificates of
              inspection, testing or approval and deliver them to B-W.

3.1.1                           E&L shall collect all written warranties and
              equipment operation and maintenance manuals and deliver them to B-W. All the benefits of the warranties obtained by E&L from its subcontractors, vendors, etc., shall be passed to B-W.

3.1.1                           E&L agrees to correct all Work defective in
              material or workmanship or not in conformance with the Drawings and Specifications discovered within a period of one year from the Date of Substantial Completion (or within such longer periods of time as may be prescribed by law or set forth with respect to specific warranties contained in the Specifications) promptly after receipt of written notice thereof from B-W. This obligation shall survive both final payment hereunder and the termination of this Agreement. B-W shall give such notice promptly after discovery of the condition. The establishment of the time period noted in this Paragraph 3.4.4 relates only to the specific obligation of E&L to correct the Work and has no relationship to the time within which E&L's obligations under this Agreement may be enforced, nor to the time within which proceedings may be commenced to establish E&L's liability with respect to its obligations other than specifically to correct the Work.

                                  ARTICLE 4

                           B-W's Responsibilities

3.1                     B-W has designated Keith W. Burks and Michael D.
McCormick, acting individually, as its representatives for B-W's dealings with the Program Manager. These representatives of B-W shall be fully acquainted with the scope and objectives of the Project, and each acting individually shall have full authority to approve any documents, Project specifications and change orders. Each of B-W's representatives shall also have full authority to approve on behalf of B-W the cost of any changes and the progress schedule. Each of B-W's representatives shall render his decisions on behalf of B-W promptly and shall furnish information pertaining to the Project upon the request of E&L.

4.1 B-W shall make full and prompt payments to the Program Manager as required by this Agreement.

4.1 If B-W becomes aware of any fault or defect in the Project or nonconformance with the Plans and Specifications, B-W shall give prompt written notice thereof



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to E&L for correction by E&L, but B-W shall have no duty or responsibility to inspect the Project or to discover any fault or defect in the Project or nonconformance with the Plans and Specifications.

                                  ARTICLE 5

                                Subcontracts

4.1 All portions of the Work that E&L does not perform with its own forces shall be performed under subcontractors. E&L shall require that subcontracted Work be performed in accordance with the requirements of this Agreement.

5.1 A subcontractor is a person or entity who has a direct contract with E&L to perform any Work. E&L shall be responsible for the management and acts of the subcontractors in the performance of their Work. E&L shall also be responsible for the management and acts of any architect, engineer or other professional hired by E&L.

5.1 E&L shall defend, indemnify and save harmless B-W, its agents and employees against any and all losses, damages, liabilities, claims, demands or costs (including attorneys' and paralegals' fees) resulting from any act arising out of or in any way connected with the acts or failures to act of any subcontractor or architect, engineer or other professional hired by E&L.

                                  ARTICLE 6

                           Contract Time Schedule

5.1 Work (excluding Tenant Build Out) to be performed under this Agreement shall be commenced upon the expiration of the Due Diligence Period and shall be substantially completed on or before June 30, 1998 (the "Date of Substantial Completion"). Tenant Build Out of the portion of the building to be occupied by B-W shall be completed on or before July 15, 1998, provided that B-W shall provide information necessary to complete such Work in a timely manner. To the extent practical, E&L agrees to use reasonable efforts to facilitate completion of the build out of the B-W space by June 30, 1998. A separate Date of Substantial Completion shall be established for each requested Tenant Build Out, and Paragraphs 6.2 and 6.3 shall apply to each Tenant Build Out.

6.1 The Work shall be substantially completed when the architect for the Project (the "Architect") certifies that it is substantially
complete.   Warranties called for by this Agreement shall commence on the Date of Substantial Completion. The date shall be established by a Certificate of Substantial Completion signed by the Architect and shall state E&L's responsibilities for security, maintenance, heat, utilities, damages to the Work and insurance. This Certificate shall also list the items to be completed or corrected and fix the time for their completion and correction. Within fifteen (15) days of the issuance of the Architect's




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

certificate, B-W shall inspect the Work and indicate any additional items to be completed or corrected.

6.1 The Date of Substantial Completion shall be strictly observed. If E&L is delayed at any time in the progress of the Project by any act or neglect of B-W or its agents, by Change Orders, or by labor disputes, fire, unusual delay in transportation, adverse weather conditions not reasonably anticipated, unavoidable casualties, or similar causes beyond E&L's control, then the Date of Substantial Completion shall be extended by the amount of unavoidable delay. In such case, E&L shall apply for an extension of time specifying the reason therefor within a reasonable time after E&L becomes aware of such delay.

6.1 E&L recognizes that time is of the essence in this Agreement and that B-W will suffer damage in the event that Substantial Completion of the entire Project, less Tenant Build Out, is not achieved by June 30, 1998. Liquidated damages shall be paid by E&L in the amount of $1,000 per day for each day after July 30, 1998, that the Project, less Tenant Build
Out, is not substantially complete.   E&L agrees that the provisions contained
in this paragraph represent the reasonable estimate of E&L and B-W of the fair compensation for the losses that may be sustained by B-W due to E&L's failure to achieve Substantial Completion by June 30, 1998. Such sum shall be payable by E&L on demand. If E&L fails to make such payments, B-W may deduct the amounts of such payments from payments otherwise payable hereunder to E&L.

6.1 In any emergency affecting the safety of persons or property, E&L may act, at its discretion, to prevent threatened damage, injury or loss. Any extension of time claimed by E&L on account of emergency work shall be determined as provided in this Article.


                                  ARTICLE 7

                             Cost of the Project

6.1 B-W shall pay E&L in current funds for the performance of the Work and all other services, duties, obligations and responsibilities of E&L under this Agreement, subject to additions and deductions by Change Order as provided herein, Nineteen Million Eight Hundred Fifty Thousand Dollars ($19,850,000), which includes an allowance in the amount of Three Million One Hundred Eighty Six Thousand Dollars ($3,186,000) for Tenant Build Out and an allowance of Nine Hundred Sixty Thousand Dollars ($960,000) for tenant leasing commissions.

7.1 The cost of the Project, less Tenant Build Out and leasing commissions, shall be Fifteen Million Seven Hundred Four Thousand Dollars ($15,704,000) and shall be referred to as the Lump Sum Price.

7.1 The cost of Tenant Build Out and leasing commissions shall not be limited to the allowance amounts in the event that the amounts payable under this Agreement for Tenant Build Out and leasing commissions exceed such allowances.



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
                                  ARTICLE 8

                           Changes in the Project

7.1 B-W, without invalidating this Agreement, may order changes in the Project within the general scope of this Agreement consisting of additions, deletions or other revisions, the Lump Sum Price being adjusted in accordance with the terms set forth in this Article. All such changes in the Project shall be authorized by a written Change Order to E&L signed by B-W's authorized agent and issued after the execution of this Agreement.

8.1.1                           The Lump Sum Price shall be adjusted if a
              Change Order causes changes in the quantities or changes in the Drawings or Specifications which changes affect the Lump Sum Price.

8.1.1                           The increase or decrease in the Lump Sum Price
              resulting from the said changes shall be determined by mutual acceptance of a lump sum properly itemized in such form as E&L and B-W may prescribe and supported by sufficient substantiating data to permit B-W's evaluation.

8.1.1                           Upon receipt of the Change Order, E&L shall
              forthwith comply with the Change Order and proceed with the work involved so as to maintain the Contract Time Schedule.

8.1.1                           No increase to the Lump Sum Price shall be made
              except those resulting from Change Orders.

8.1.1                           B-W will have authority to order minor changes
              in the Work not involving an adjustment in the Lump Sum Price and not inconsistent with the intent of the Drawings and Specifications. Such changes may be effected by written order and shall be binding on B-W and E&L.


                                  ARTICLE 9

                               Payments to E&L

8.1 B-W shall pay E&L a lump sum payment of Two Hundred Eighty Thousand Dollars ($280,000.00) on July 29, 1997.

9.1 B-W shall pay E&L progress installments as set forth on Exhibit E. The amounts of the installments total Fifteen Million Four Hundred Twenty Four Thousand Dollars ($15,424,000.00).



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
9.1 E&L shall provide to B-W a Certificate of Completion executed by the Architect certifying that the Work to be completed prior to the making of an installment has been completed in accordance with this Agreement.

9.1 The allowance for Tenant Build Out of Three Million One Hundred Eighty Six Thousand Dollars ($3,186,000.00) shall be billed to B-W monthly at a rate equal to E&L's actual cost plus a five percent (5%) fee. On or before the fifth (5th) day of each month following the commencement of the construction of the Tenant Build Out and thereafter during the performance of the Tenant Build Out, E&L shall submit to B-W for its approval an Application for Payment in form and substance satisfactory to B-W and E&L.

9.1 E&L shall have the exclusive right to offer and advertise for lease the portions of the Project not to be occupied by B-W for a period of twelve months after Substantial Completion of the Project. The allowance for Leasing Commissions of Nine Hundred Sixty Thousand Dollars ($960,000.00) shall be billed to B-W in accordance with E&L's Schedule of Leasing Commissions attached hereto as Exhibit F. Leasing commissions shall be earned for services rendered if the Project is leased to a tenant, other than B-W, procured by E&L, B-W or anyone else. E&L is authorized to cooperate and share its commission with other licensed real estate brokers, regardless of whether said brokers represent prospective tenants or act as E&L's subagents. The total amount of the allowances shall be paid to E&L only if earned.

9.1 Notwithstanding anything in this Article 9 to the contrary, if any liability. claim or demand is filed with or against B-W, the Project or the Real Estate by any person claiming that E&L or any material supplier, subcontractor or other person under it has failed to make payment for any labor, services, materials, equipment, taxes or other items or obligations furnished or incurred in connection with the Project, E&L shall have said claim or demand removed within forty-five (45) days or provide guarantee as reasonably acceptable to B-W that the claim or demand will be financially satisfied. If E&L cannot remove or guarantee satisfaction of the claim or demand within forty-five (45) days, then B-W shall have the right to retain from any payment then due or to become due an amount which it deems reasonably sufficient to indemnify and compensate B-W against any such liability, claim, or demand, including costs, expenses, fees and disbursements incurred in connection therewith until E&L has removed or guaranteed satisfaction of the claim. If the amount retained is insufficient therefor, E&L shall be liable for the difference and pay same to B-W.

9.1 E&L warrants that title to all Work, materials and equipment covered by any payment will pass to B-W either by incorporation in the construction or upon receipt of payment by E&L, whichever occurs first, free and clear of all liens, claims, security interests or encumbrances and that no Work, materials or equipment covered by any payment will have been acquired by E&L or by any other person performing Work or furnishing materials and equipment for the Project subject to an agreement under which an interest therein or an encumbrance thereon is retained by the seller or otherwise imposed by E&L or such other person.

9.1 No progress payment nor any partial or entire use or occupancy of the Project by B-W shall constitute an acceptance of any Work not in accordance with this Agreement.

9.1 Final payment of the Lump Sum Price shall be due and payable as provided in Paragraph 9.2.

9.1 Before issuance of Final Payment, B-W may request satisfactory evidence that all payrolls, materials, bills, taxes and other indebtedness connected with the Project have been paid or otherwise satisfied.

9.1 The acceptance of Final Payment shall constitute a waiver of all claims by E&L except those previously made in writing and unsettled.

9.1 Except (i) in the event B-W is entitled to withhold payments to E&L under the Contract, (ii) in the event of a dispute concerning the stage of the completion of the Project or (iii) in the event B-W has paid an amount equal to one hundred percent (100%) of the Lump Sum Price (as the same has been expressly adjusted by Change Order as provided in the Contract Documents), B-W shall make payment to E&L in the amount of the Application for payment installment according to the payment schedule contained in Paragraph 9.2, within five (5) days after receipt of such Application.

9.1 E&L shall promptly pay each subcontractor upon receipt of payment from B-W, out of the amount paid to E&L on account of such subcontractor's Work, the amount to which such subcontractor is entitled. E&L shall, by an appropriate agreement with each subcontractor, require each subcontractor to make payments to their subcontractors in similar manner.

                                 ARTICLE 10

               Insurance, Indemnity and Waiver of Subrogation

9.1                     Indemnity

10.1.1                          E&L shall indemnify and hold harmless B-W, its
              agents and employees from and against all claims, damages, losses and expenses, including but not limited to attorneys' and paralegals' fees, arising out of or resulting from the performance of the Work and all other services, duties, obligations and responsibilities of E&L under this Agreement; provided that any such claim, damage, loss or expense is caused in whole or in part by any negligent act or omission of E&L, any subcontractor (including any architect, engineer or other design professional employed or retained by E&L), anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable. Such obligation shall not be construed to negate, abridge, or otherwise reduce any other right or obligation of indemnity which would otherwise exist as to any party or person described in this paragraph.

10.1.1                          In any and all claims against B-W or any of its
              agents or employees by any employee of E&L, any subcontractor, anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, the indemnification obligation under this Article shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for E&L or any subcontractor under worker's or workmen's compensation acts, disability benefit acts or other employee benefit acts.

10.1.1                          The obligations of E&L under this Article shall
              extend to the liability of any architect, engineer or other design professional employed or retained by E&L and such person's or entity's agents or employees, arising out of (i) the preparation or approval of maps, drawings, opinions, reports, surveys, change orders, drawings or specifications, and (ii) the giving of or the failure to give directions or instructions by such person or entity, its agents, or employees.

10.1.1                          E&L's obligations under this Article shall
              survive both final payment and the termination of this Agreement.

10.1                    E&L's Liability Insurance

10.1.1                          E&L shall purchase and maintain such insurance
              as will provide protection from the claims set forth below which may arise out of or result from E&L's operations under this Agreement, whether such operations be by E&L or by any subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable and shall include B-W as an additional insured.

10.1.1.1                                Claims under workers' compensation,
                        disability benefit and other similar employee benefit acts which are applicable to the Work to be performed.

10.1.1.1                                Claims for damage because of bodily
                        injury, or death of any person other than employees.

10.1.1.1                                Claims for damages insured by usual
                        personal injury liability coverage which are sustained
                        (1) by any person as a result of an offense directly or indirectly related to the employment of such person by E&L or (2) by any other person.

10.1.1.1                                Claims for damages, other than to the
                        Work itself, because of injury to or destruction of tangible property, including loss of use therefrom.

10.1.1.1                                Claims for damages because of bodily
                        injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle.

10.1.1                          In addition, E&L's Comprehensive General
              Liability Insurance shall include premises operations (including explosion, collapse and underground coverage), elevators, independent contractors, completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage.

10.1.1                          E&L's Comprehensive General and Automobile

              Liability Insurance shall be written for not less than limits of liability as follows:

                        a.    Workmen's Compensation - Statutory

                        b.    Comprehensive General Liability

              1.  Bodily Injury     $5,000,000. - Each Occurrence

                                    $5,000,000. - Aggregate

              2.  Property Damage   $5,000,000. - Each Occurrence

                                    $5,000,000. - Aggregate

                        c.    Comprehensive Automobile Liability

              1.  Bodily Injury     $5,000,000. - Each Person

                                    $5,000,000. - Each Occurrence

              2.  Property Damage   $500,000.   - Each Occurrence

10.1.1                          Insurance may be arranged under a single policy
              for the full limits required or by a combination of underlying policies with the balance provided by an Excess or Umbrella Liability policy.

10.1.1                          The foregoing policies shall contain a
              provision that coverages afforded under the policies will not be modified or canceled or not renewed until at least thirty days' prior written notice has been given to B-W. Certificates of Insurance showing such coverages to be in force shall be filed with B-W prior to commencement of the Work. E&L will be responsible for any deductibles or co insurance penalties or provisions under E&L's Comprehensive General and Automobile Liability Insurance and any other insurance required in this paragraph.

10.1                    Insurance to Protect Project (Builder's All Risk
              Insurance)

10.1.1                          E&L shall purchase and maintain in
              force Builder's All Risk insurance upon the entire Project for the full cost of replacement at the time of any loss. This insurance shall include B-W and E&L as named insureds and shall insure against loss from the perils of Fire and Extended Coverage, and shall include "All Risk" insurance for physical loss or damage including, without duplication of coverage, at least theft, vandalism, malicious mischief, transit, collapse, flood, earthquake, testing, and damage resulting from faulty workmanship, defective material or error or omission or deficiency in design or specifications (excluding the cost of making good faulty workmanship, defective materials or error or omission or deficiency in design or specifications). E&L will increase limits of coverage, if necessary, to reflect estimated replacement cost.

10.1                    Property Insurance Loss Adjustment

10.1.1                          Any loss insured under Paragraph 10.3 shall be
              adjusted with and made payable to B-W as trustee for the insureds, as their interests may appear.

10.1.1                          Upon the occurrence of an insured loss, monies
              received will be deposited in a separate account and the trustee shall make distribution in accordance with the agreement of the parties in interest.

10.1                    Waiver of Subrogation

10.1.1                          B-W and E&L waive all rights against each
              other, the subcontractors and subsubcontractors for damages caused by perils covered by insurance provided under Paragraph 10.3, to the extent that the limits of such insurance are adequate to cover such damages. E&L shall require similar waivers from all subcontractors and subsubcontractors.

10.1.1                          If the policy of insurance referred to in
              Paragraph 10.3 requires an endorsement to provide for continued coverage where there is a waiver of subrogation, E&L and B-W will cause them to be so endorsed.

10.1                    Professional Liability Insurance

10.1.1                          E&L shall require any architect providing
              services hereunder to carry and maintain, during the continuance of the Contract and for a period of three (3) years following the Completion of the Work, professional errors and omissions insurance with respect to subcontracted work. Professional errors and omissions insurance shall be endorsed to provide contractual liability coverage. Such insurance for each professional subcontractor shall be in an amount not less than Five Million Dollars ($5,000,000) single claims and aggregate limit of liability. E&L shall submit to B-W certificates
              evidencing such insurance coverage.   Such insurance policies
              shall provide that B-W will be given at least thirty (30) days notice prior to cancellation or nonrenewal of the policy.

                                 ARTICLE 11

                Termination of the Agreement and B-W's Right
                        to Perform E&L's Obligations

10.1 Termination by E&L. If the Project is stopped for a period of ninety (90) days under an order of any court or other public authority having jurisdiction, or as a result of an act of government, such as a declaration of a national emergency making materials unavailable, through no act or fault of E&L or if the Project should be stopped for a period of fifteen (15) days by E&L for B-W's failure to make payments required by this Agreement, then E&L may, upon seven (7) days' written notice to B-W, terminate this Agreement and recover from B-W, payment for all Work executed and for any proven loss sustained upon any materials, equipment, tools, construction equipment and machinery. Except as expressly provided above, E&L shall not be entitled to receive any further payment of any amount under or in respect of the Contract.

11.1                    Termination by B-W for Cause

11.1.1                          If E&L is adjudged a bankrupt, or if E&L makes a
              general assignment for the benefit of its creditors, or if a receiver is appointed on account of its insolvency, or if E&L refuses or fails, except in cases for which extension of time is provided, to supply enough properly skilled workmen or proper materials, or if E&L fails to make proper payment to subcontractors or for materials or labor, or disregards law, ordinances, rules, regulations or orders of any public authority having jurisdiction, or otherwise is guilty of a violation of a provision of this Agreement, then B-W may, without prejudice to any right or remedy and after giving E&L and its surety, if any, thirty (30) days' written notice, if during which period E&L fails to cure the violation or, if such default cannot be cured within thirty (30) days, begins and diligently pursues the cure thereof, terminate this Agreement and take possession of the site and of all materials, equipment, tools, construction equipment and machinery thereon owned by E&L and may finish the Work by whatever reasonable method B-W may deem expedient. In such case, E&L shall not be entitled to receive any further payment until the Work is finished nor shall E&L be relieved from its obligations assumed under this Agreement.

11.1.1                          If the unpaid balance of the Lump Sum
              Price (as the same has been expressly adjusted by Change Order) exceeds the costs of finishing the Work, less Tenant Build Out, and all losses, damages (including incidental and consequential damages), costs and expenses incurred by B-W in connection with finishing such Work or arising as a result of E&L's breach of its obligations, such excess shall be paid to E&L. If such costs, losses, damages, costs and expenses exceed the unpaid balance of the Lump Sum Price, E&L shall pay the difference to B-W.

                                 ARTICLE 12

                                 Assignment

                Neither B-W nor E&L shall assign its interest in this Agreement without written consent of the other.

                                 ARTICLE 13

                                Governing Law

                The rights and obligations of the parties under this Agreement are subject to the laws of the State of Indiana. This Agreement shall be construed and interpreted under the laws of Indiana.

                                 ARTICLE 14

                             Claims and Disputes

                In all claims, controversies or disputes arising out of or relating to this Agreement, or any breach thereof, E&L and B-W agree to the consolidation of all parties necessary to the resolution of such claims, controversies or disputes, provided that the inability to obtain jurisdiction over other parties shall not bar an action between B-W and E&L from proceeding.

                                 ARTICLE 15

                              Entire Agreement

                This Agreement constitutes the entire agreement between the parties. All prior negotiations, representations and agreements with respect thereto not incorporated in such Agreement are hereby canceled.

                                 ARTICLE 16

                                Severability

                In the event any provision of this Agreement shall be determined to be void, unlawful or otherwise unenforceable, such provision shall be deemed severable from the remainder of this Agreement which shall continue to be in full force and effect without such provision.

                                 ARTICLE 17

                              No Lien Provision

11.1 This is a No-Lien Contract. No liens shall attach to the Real Estate or any building, structure or improvement to such Real Estate. Any attempted lien by E&L or any subcontractor, mechanic, journeyman, laborer, person performing labor upon or furnishing materials or machinery for such real estate shall not be valid. Simultaneously with the execution of this Agreement and as part of this Agreement, the parties shall execute a No-Lien Agreement, a duplicate original of which is attached hereto as Exhibit G and which is incorporated herein by reference and made a part hereof. Within five (5) days of the execution of this Agreement, the parties shall file the No-Lien Agreement in the Office of the Recorder of Marion County, Indiana. A copy of this Agreement shall be kept at the principal office of E&L which is located at 12220 North Meridian Street, Carmel, Indiana 46032, and shall be made available at reasonable times for inspection upon the request of any subcontractor, mechanic, journeyman, laborer or person performing labor or furnishing materials or machinery for the Real Estate or improvements thereon.

17.1 E&L, on its own behalf and, to the extent permitted by law, on behalf of all of its subcontractors and suppliers of material and labor, hereby expressly waives the benefits of the Mechanics Lien Laws of the State of Indiana. Compliance with this paragraph is a condition of payment by B-W to E&L. Payments made by B-W without strict compliance with the terms of this paragraph shall not be construed as a waiver by B-W of the right to insist upon such compliance as a condition of later payments. E&L shall indemnify and protect B-W from any and all costs incurred by B-W, including attorneys' and paralegals' fees, resulting from the filing of any lien by E&L, its subcontractors or suppliers. Such indemnification obligation shall survive the expiration or early termination of this Agreement.

                                 ARTICLE 18

                                   Notices

                All notices to be given shall be in writing and shall be sent by United States Certified or Registered Mail or by facsimile. Notices shall be deemed received on the actual date received. Notice given in any other manner shall be effective only if and when received and acknowledged by the party to be notified. All notices to be given to the parties hereto shall be sent to:

                B-W:                    Bindley Western Industries, Inc.
                                        10333 North Meridian Street, Suite 300
                                        Indianapolis, Indiana 46290
                                        Attention:  Michael D. McCormick
                                        Fax No.: 580-9753

                E&L:                    Eaton & Lauth Real Estate Services,
                                        Inc.
                                        12220 North Meridian Street
                                        P.O. Box 1999
                                        Carmel, Indiana 46032
                                        Attention:  Gregory C. Gurnik
                                        Fax No.: 848-6511

                Each party shall have the right to change its respective address and specify as its address any other address by giving fifteen (15) days written notice to the other party.

                                 ARTICLE 19

                                 Amendments

                Any amendment or modification of this Agreement shall be in writing and signed by all of the parties hereto.


                                 ARTICLE 20

                                Miscellaneous

17.1 B-W shall have the right to inspect the Work and conduct such tests of the Work and all components thereof and to review, pursuant to 3.2.14, records of E&L as it considers appropriate to verify that
(i) the Work has been completed as indicated in any request for payment, (ii) such Work has been completed in a good and workmanlike manner, free of defects and in accordance with the Drawings and Specifications and all warranties therein and in this Agreement, and (iii) all required payments to the subcontractors and suppliers have been made. If B-W determines that the Work has not been so competed or that required payments to subcontractors and suppliers have not been made, then B-W may withhold from payments to E&L the amount necessary to protect B-W from loss. When the cause for any such withholding is removed, payment shall be made of the amount withheld for such cause. This Paragraph 20.1 does not impose any duty on B-W to inspect or observe the Work, nor shall any inspection, observation or payment relieve E&L of any of its obligations under this Agreement. If the tests conducted pursuant to this Paragraph 20.1 reveal a material defect or nonconformance in the Work, the costs of such tests shall be paid by E&L; otherwise, the costs of the tests shall be borne by B-W.

20.1 If E&L defaults or neglects to carry out the Work in accordance with this Agreement and fails within seven (7) days after written notice from B-W to commence and continue correction of such default or neglect with diligence and promptness, B-W may, after seven (7) days following receipt by E&L of an additional written notice and without prejudice to any other remedy B-W may have, make good such deficiencies. In such case an appropriate Change Order shall be issued deducting from the payments then or thereafter due E&L all costs incurred by B-W in correcting such deficiencies. If the payment then or thereafter due E&L are not sufficient to cover such amount, E&L shall pay the difference to B-W.

20.1 No failure on the part of B-W or E&L to insist upon the strict performance of any term or condition of this Agreement or to exercise any right, remedy, power or privilege provided for therein or afforded by law shall operate as a waiver or release thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege by B-W or E&L preclude any other or further exercise thereof.

20.1 B-W and E&L or an affiliate of E&L, shall enter into a management agreement, in a form to be agreed to by B-W and E&L, pursuant to which E&L shall be the property manager of the Project for a period of three
(3) years from the date of Substantial Completion of the Tenant Build Out of that portion of the building to be occupied by B-W. As compensation for its services thereunder, E&L shall be paid a fee equal to the greater of fifty cents ($0.50) per square foot for the space in the building that is occupied divided by twelve (12) or $3,000.00 per month.

                IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the day and year first above written.

                                        WITNESS:
                                                BINDLEY WESTERN INDUSTRIES, INC.

                                                 ______________________________

                                                 ______________________________

                                        By:      ______________________________
                                        Printed: Michael D. McCormick
                                        Its:     Executive Vice President
                                                 and General Counsel


                                        WITNESS:
                                                 EATON & LAUTH
                                                 REAL ESTATE SERVICES, INC.
                                                 ______________________________

                                                 ______________________________
                                        By:      ______________________________
                                        Printed: Gregory C. Gurnik
                                        Its:     President

                                  EXHIBIT D

                       SCHEDULE OF LEASING COMMISSIONS

                Leasing commissions shall be due and payable upon the execution of a third party (other than B-W) lease and shall be calculated as follows:

                        6% of the total lease value of the first five years of the lease term.

                        3% of the total lease value of second five years (or portion thereof) of the lease term.

                        The term "Total Lease Value" shall mean the sum total of rentals to be paid during the term of the lease, excluding operating costs and real estate taxes.